Exhibit 99.1

Concho Resources Inc. Reports Fourth-Quarter and Full-Year 2017 Results and Provides 2018 Outlook

Exceeds Crude Oil and Total Production Growth Guidance

Increases Total Resource Potential to an Estimated 10 Billion Barrels of Oil Equivalent

Provides New Long-Term Growth Outlook to 2020

Accelerates Value with Recent Portfolio Management Activities

MIDLAND, Texas--(BUSINESS WIRE)--February 20, 2018--Concho Resources Inc. (NYSE: CXO) (the “Company” or “Concho”) today reported financial and operating results for fourth-quarter and full-year 2017.

Fourth-Quarter & Full-Year 2017 Highlights

  For fourth quarter, delivered crude oil production of 130 MBopd and total production of 211 MBoepd, exceeding the high end of the Company’s guidance range.
  For 2017, grew crude oil production 29% and total production 28% on a $1.7 billion capital program, excluding acquisitions, which was fully funded by cash flows from operations.
  Reported fourth quarter net income of $267 million, or $1.79 per diluted share. Adjusted net income totaled $98 million, or $0.66 per diluted share (non-GAAP). For 2017, net income totaled $956 million, or $6.41 per diluted share, and adjusted net income was $311 million, or $2.09 per diluted share (non-GAAP).
  Generated $513 million of EBITDAX (non-GAAP) in the fourth quarter and $1.9 billion for 2017.
  Delivered outstanding results from the Company’s large-scale development projects in the Northern and Southern Delaware Basin and in the Midland Basin.
  Increased estimated proved reserves 17% to 840 MMBoe, driven by a 26% increase in proved developed reserves to 588 MMBoe.
  Achieved a 275% reserves replacement ratio at $8.68 per Boe proved developed finding costs.

2018 Outlook & Recent Events

  For 2018, expecting crude oil production growth of approximately 20% and total production growth of 16% to 20% on a $2 billion capital program at the midpoint. The capital program is consistent with Concho’s strategy of delivering returns-based, capital-efficient growth within cash flows from operations.
  Provided new three-year production growth outlook of 20% CAGR over the 2017 to 2020 time period.
  Enhanced asset position and accelerated value realization with recent portfolio management actions. Divestiture proceeds of $280 million reinforce balance sheet strength and flexibility. Strategic asset trade enhances core leasehold in Midland Basin and New Mexico Shelf.

See “Supplemental Non-GAAP Financial Measures” and “Supplemental Measures” at the end of this press release for a description of non-GAAP measures adjusted net income, adjusted earnings per share and EBITDAX as well as a reconciliation of these measures to the associated GAAP measure. An explanation of how we calculate and use the reserves replacement ratio and proved developed finding costs also can be found at the end of the press release.

Tim Leach, Chairman and Chief Executive Officer, commented, “The fourth quarter was an excellent end to a great year for Concho. Our operational and financial performance demonstrated our ability to consistently execute, control costs and capitalize on opportunities that strengthen our competitive position. For the year, crude oil production exceeded our target, increasing 29% year-over-year, and our disciplined capital program was fully funded by operating cash flow. We have a powerful portfolio that continues to outperform. The depth and quality of our resource base is unmatched throughout our history and allows us to assemble multi-year programs capable of delivering premium value within cash flow. We continue to complement our development program with active portfolio management that accelerates value and improves capital efficiency. Our high-quality resource base, scale advantage and execution strength uniquely position Concho to navigate a dynamic operating environment while maximizing returns and building sustainable value for our shareholders.”

Fourth-Quarter and Full-Year 2017 Operations Summary

Production for fourth-quarter 2017 was 19 million barrels of oil equivalent (MMBoe), or an average of 211 thousand Boe per day (MBoepd), an increase of approximately 28% from fourth-quarter 2016 and 9% from third-quarter 2017. Average daily crude oil production for fourth-quarter 2017 totaled 130 thousand barrels per day (MBopd), an increase of approximately 30% from fourth-quarter 2016 and 9% from third-quarter 2017. Natural gas production for fourth-quarter 2017 totaled 487 million cubic feet per day (MMcfpd).

For full-year 2017, total production increased 28% to 70 MMBoe, or 193 MBoepd, driven by a 29% increase in crude oil production to 119 MBopd. Natural gas production for full-year 2017 was 441 MMcfpd.

During fourth-quarter 2017, Concho averaged 16 rigs, compared to 19 rigs in third-quarter 2017. The table below summarizes the Company’s gross drilling and completion activity by core area for fourth-quarter and full-year 2017.

			Number of		Number of		Number of
	Number of		Operated Wells		Wells		Operated Wells
	Wells Drilled		Drilled		Completed		Completed
	4Q17	FY17	4Q17	FY17	4Q17	FY17	4Q17	FY17
Northern Delaware Basin	38	149	20	83	30	126	14	65
Southern Delaware Basin	14	61	11	44	24	53	17	36
Midland Basin	14	58	14	58	22	78	22	75
New Mexico Shelf	5	43	4	32	15	48	5	35
Total	71	311	49	217	91	305	58	211

The Company is currently running 19 rigs, including eight rigs in the Northern Delaware Basin, six rigs in the Southern Delaware Basin and five rigs in the Midland Basin. Additionally, the Company is currently utilizing six completion crews.

Northern Delaware Basin

In the Northern Delaware Basin, Concho added 24 wells with at least 60 days of production as of the end of fourth-quarter 2017. The average 30-day peak and average 60-day peak rates for these wells were 1,805 Boepd (68% oil) and 1,703 Boepd (67% oil), respectively. The Company also achieved a record average lateral length of 6,685 feet during fourth-quarter 2017.

Maximizing Recovery and Returns with Large-Scale Development Projects

Concho continues to see strong performance from the Vast and Windward projects, two large-scale development projects in the Red Hills area. The Vast project includes seven wells targeting the Wolfcamp Sands and Wolfcamp A Shale, and the Windward project includes eight wells targeting the Avalon Shale. The Vast and Windward projects have produced an aggregate 3 MMBoe (71% oil) in the first four months of their production.

From these projects, Concho is collecting valuable data that helps the Company optimize lateral placement, completion design and facilities planning. In addition, both projects delivered improvements in drilling days and stages completed per day.

Southern Delaware Basin

In the Southern Delaware Basin, Concho added three wells targeting the Wolfcamp A with at least 60 days of production as of the end of fourth-quarter 2017. The average 30-day peak and average 60-day peak rates for these wells were 1,644 Boepd (71% oil) and 1,474 Boepd (71% oil), respectively, and the average lateral length of 10,354 feet set a Company record for the Southern Delaware Basin.

Optimizing Development of Stacked Resource

Concho also recently completed a large-scale, multi-well project in the Southern Delaware Basin. The Brass Monkey project, originally an eight-well project, includes 10 wells testing simultaneous development of the 3rd Bone Spring, Wolfcamp A and Wolfcamp B with an average lateral length of 9,700 feet. The average 30-day peak rate for the project was 26 MBoepd (73% oil).

Midland Basin

Concho added six wells targeting the Wolfcamp A and Wolfcamp B in the Midland Basin during fourth-quarter 2017. The average 30-day peak and average 60-day peak rates for these wells were 1,272 Boepd (82% oil) and 1,195 Boepd (83% oil), respectively, and the average lateral length of 11,656 feet set a Company record for the Midland Basin.

Improving Capital Productivity from Technology Deployed at the Mabee Ranch Project

Concho recently completed the 13-well, two-mile Mabee Ranch project located in Andrews County, Texas. The early production results are strong, as the Mabee Ranch project has achieved an initial 24-hour peak rate of approximately 15 MBoepd (85% oil). Additionally, Concho is utilizing leading-edge technologies, including fiber optic monitoring, to collect valuable proprietary data with real-time and long-term implications for full-field optimization. The Company expects to transfer these techniques to other assets across the portfolio.

Fourth-Quarter and Full-Year 2017 Financial Summary

Concho’s average realized price for crude oil and natural gas for fourth-quarter 2017, excluding the effect of commodity derivatives, was $52.84 per Bbl and $3.33 per Mcf, respectively, compared with $45.66 per Bbl and $2.93 per Mcf, respectively, for fourth-quarter 2016. For 2017, Concho’s average realized price for crude oil and natural gas, excluding the effect of commodity derivatives, was $48.13 per Bbl and $3.07 per Mcf, respectively, compared with $39.90 per Bbl and $2.23 per Mcf, respectively, for 2016.

Net income for fourth-quarter 2017 was $267 million, or $1.79 per diluted share, compared to net loss of $125 million, or $0.86 per diluted share, for fourth-quarter 2016. Adjusted net income (non-GAAP), which excludes non-cash and unusual items, for fourth-quarter 2017 was $98 million, or $0.66 per diluted share, compared with adjusted net income (non-GAAP) of $28 million, or $0.20 per diluted share, for fourth-quarter 2016.

Net income for full-year 2017 was $956 million, or $6.41 per diluted share, compared to net loss of $1.5 billion, or $10.85 per diluted share, for full-year 2016. Adjusted net income (non-GAAP), which excludes non-cash and unusual items, for full-year 2017 was $311 million, or $2.09 per diluted share, compared with adjusted net income (non-GAAP) of $111 million, or $0.81 per diluted share, for full-year 2016.

Net income for fourth-quarter and full-year 2017 reflected income tax changes related to the Tax Cuts and Jobs Act. Due to the reduction of the U.S. federal corporate income tax rate and subsequent re-measurement of the Company’s net deferred tax liability, the Company recorded a provisional non-cash decrease to its income tax provision of $398 million and a corresponding provisional reduction to its net non-current deferred tax liability. For 2018, the Company estimates an effective tax rate of approximately 25%, including state taxes, before discrete items.

EBITDAX (non-GAAP) for fourth-quarter 2017 totaled $513 million, compared to $396 million for fourth-quarter 2016. EBITDAX (non-GAAP) for full-year 2017 was $1.9 billion, compared to $1.6 billion for full-year 2016.

See “Supplemental Non-GAAP Financial Measures” at the end of this press release for a description of non-GAAP measures adjusted net income, adjusted earnings per share and EBITDAX as well as a reconciliation of these measures to the associated GAAP measures.

2017 Proved Reserves and Resource Potential

At December 31, 2017, Concho’s estimated proved reserves totaled 840 MMBoe, an increase of 17% from year-end 2016. The Company’s proved reserves are approximately 60% crude oil and 40% natural gas. Proved developed reserves totaled 588 MMBoe, an increase of 26% from year-end 2016. The Company’s proved developed reserves represent approximately 70% of total proved reserves.

During 2017, Concho added 194 MMBoe of proved reserves primarily from drilling and completion operations, resulting in a reserve replacement ratio of 275%. The Company’s proved developed finding and development cost was $8.68 per Boe for 2017.

Concho estimates current net resource potential to be approximately 10 billion Boe, including total proved reserves, an increase of 25% from year-end 2016. Concho’s current resource potential is attributable to approximately 21,000 gross horizontal drilling locations, underscoring the Company’s large-scale horizontal development potential in the Permian Basin.

For a summary of estimated proved reserves, please see “Estimated Year-End Proved Reserves” below, and for an explanation of how the Company calculates and uses the reserves replacement ratio and finding and development costs, please see “Supplemental Measures” below.

Active Portfolio Management

During first-quarter 2018, Concho completed the sale of non-core leasehold in Ward and Reeves Counties, Texas, for approximately $280 million. The leasehold covers approximately 40,000 gross (20,000 net) acres. These assets were primarily non-operated with low working interest and not conducive to long-lateral development. Proved reserves and net production associated with these assets was minimal.

Additionally, the Company recently completed a strategic trade with a large integrated oil company. For Concho, the trade enhances its core development area in Mabee Ranch in the Midland Basin and adds working interests to certain operated properties in Upton County, Texas, and in the New Mexico Shelf. In the trade, Concho conveyed its 32,000 acre checker-board leasehold position in Culberson County, Texas.

These portfolio optimization activities accelerate value, enhance Concho’s core leasehold position and further improve capital allocation.

Financial Position and Liquidity

At December 31, 2017, Concho had total long-term debt of $2.7 billion, including approximately $320 million of borrowings outstanding under its credit facility. Adjusted for divestiture proceeds received in first-quarter 2018, the Company had total long-term debt of $2.5 billion at December 31, 2017.

Outlook

High-quality acreage and scale within the Permian Basin enables Concho to efficiently allocate capital while continuing to advance manufacturing-style development with leading-edge drilling and completion techniques.

Concho expects 2018 capital spending to be at the midpoint of its capital guidance range of $1.9 billion to $2.1 billion, which reflects the Company’s current outlook for service cost inflation. The 2018 capital program is expected to be funded with cash flows from operations and generate 20% crude oil growth and 16% to 20% total production growth year-over-year. Approximately 93% of the capital program is allocated to drilling and completion activities, with approximately 65% of that capital directed towards large-scale manufacturing projects. The Company’s 2018 capital program is allocated among the following areas: Northern Delaware Basin (40%), Southern Delaware Basin (25%), Midland Basin (30%) and the New Mexico Shelf (5%).

Detailed guidance for the first quarter and full-year 2018 is provided under “2018 Guidance” at the end of the release. The Company’s capital guidance for 2018 excludes acquisitions and is subject to change without notice depending upon a number of factors, including commodity prices and industry conditions.

The Company provided a new three-year production growth outlook. Concho expects to grow total production at a compound annual growth rate of 20% from 2017 to 2020. The outlook reflects the Company’s high-quality production base and strong operating momentum. Additionally, the Company expects to deliver this growth within cash flows from operations at an average crude oil price (WTI) in the low-to-mid $50 per barrel range over the duration of the outlook.

As with the Company’s 2018 outlook, growth over the three-year period from 2017 to 2020 is the output of reinvesting high-margin cash flow into its drilling program. To facilitate execution of the program, Concho has secured sand and associated transportation logistics. The sand will be sourced from several regional mines in the Permian Basin. In addition to reducing operational risks across the supply chain, the Company expects to capture well cost savings from locking in a key component of completion operations.

Commodity Derivatives Update

The Company enters into commodity derivatives to manage its exposure to commodity price fluctuations. For 2018, Concho has crude oil swap contracts covering approximately 105 MBopd at a weighted average price of $52.98 per Bbl. Please see the table under “Derivatives Information” below for detailed information about the Company’s current derivatives positions.

Conference Call

Concho will host a conference call tomorrow, February 21, 2018, at 8:00 AM CT (9:00 AM ET) to discuss fourth quarter and full-year 2017 results. The telephone number and passcode to access the conference call are provided below:

Dial-in: (844) 263-8298
Intl. dial-in: (478) 219-0007
Participant Passcode: 2989439

To access the live webcast and view the related earnings presentation, visit Concho’s website at www.concho.com. The replay will also be available on the Company’s website under the “Investors” section.

Upcoming Conferences

The Company will participate in the following upcoming conferences:

Conference Date	Conference	Presentation Time
March 5, 2018	Raymond James 39th Annual Institutional Investors Conference	8:15 AM CT
March 26, 2018	Scotia Howard Weil 46th Annual Energy Conference	10:55 AM CT

The presentations will be available on the Company’s website on or prior to the day of the first conference.

Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. The Company’s operations are focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit the Company’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements contained in this press release specifically include statements, estimates, guidance and projections regarding the Company’s future financial position, operations, performance, business strategy, oil and natural gas reserves, drilling program, production, capital expenditure budget, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, derivative activities and sources of financing. The words “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “will,” “guidance,” “outlook,” “goal” or other similar expressions that convey the uncertainty of future events or outcomes are intended to identify forward-looking statements, which generally are not historical in nature. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. The guidance capital program and outlook presented herein are subject to change by the Company without notice and the Company has no obligation to affirm or update such information, except as required by law. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the risk factors discussed or referenced in the Company’s most recent Annual Report on Form 10-K; Quarterly Reports on Form 10-Q and Current Reports on Forms 8-K; risks relating to declines in, or the sustained depression of, the prices the Company receives for its oil and natural gas, or future prices that are lower than those assumed; uncertainties about the estimated quantities of oil and natural gas reserves; drilling, completion and operating risks; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its credit facility; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing, climate change, derivatives reform or the export of oil and natural gas; the impact of current and potential changes to federal or state tax rules and regulations, including the Tax Cuts and Jobs Act; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches or other actions; risks associated with acquisitions, including costs and the ability to realize expected benefits; the impact of potential changes in the Company’s credit ratings; environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination; difficult and adverse conditions in the domestic and global capital and credit markets; risks related to the concentration of the Company’s operations in the Permian Basin of southeast New Mexico and west Texas; disruptions to, capacity constraints in or other limitations on the pipeline systems that deliver the Company’s oil, natural gas and natural gas liquids and other processing and transportation considerations; the costs and availability of equipment, resources, services and qualified personnel required to perform the Company’s drilling completion and operating activities; potential financial losses or earnings reductions from the Company’s commodity price risk-management program; risks and liabilities associated with acquired properties or businesses; uncertainties about the Company’s ability to successfully execute its business and financial plans and strategies; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; general economic and business conditions, either internationally or domestically; competition in the oil and natural gas industry; uncertainty concerning the Company’s assumed or possible future results of operations; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Cautionary Statements Regarding Resource

The Company may use the term “resource potential” and similar phrases to describe estimates of potentially recoverable hydrocarbons that SEC rules prohibit from being included in filings with the SEC. These are based on analogy to the Company’s existing models applied to additional acres, additional zones and tighter spacing and are the Company’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. These quantities may not constitute “reserves” within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules. Such estimates and identified drilling locations have not been fully risked by Company management and are inherently more speculative than proved reserves estimates. Actual locations drilled and quantities that may be ultimately recovered from the Company’s interests could differ substantially from these estimates. There is no commitment by the Company to drill all of the drilling locations that have been attributed to these quantities. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, actual drilling results, including geological and mechanical factors affecting recovery rates, and other factors. Such estimates may change significantly as development of the Company’s oil and natural gas assets provide additional data. The Company’s production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases or other factors that are beyond the Company’s control.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	December 31,
(in millions, except share and per share amounts)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$-	$53
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	331	220
Joint operations and other	212	238
Inventory	14	16
Derivative instruments	-	4
Prepaid costs and other	35	31
Total current assets	592	562
Property and equipment:
Oil and natural gas properties, successful efforts method	21,267	18,476
Accumulated depletion and depreciation	(8,460)	(7,390)
Total oil and natural gas properties, net	12,807	11,086
Other property and equipment, net	234	216
Total property and equipment, net	13,041	11,302
Funds held in escrow	-	43
Deferred loan costs, net	13	11
Intangible assets, net	26	24
Other assets	60	177
Total assets	$13,732	$12,119
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$43	$28
Bank overdrafts	116	-
Revenue payable	183	132
Accrued drilling costs	330	359
Derivative instruments	277	82
Other current liabilities	216	152
Total current liabilities	1,165	753
Long-term debt	2,691	2,741
Deferred income taxes	687	766
Noncurrent derivative instruments	102	96
Asset retirement obligations and other long-term liabilities	172	140
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 149,324,849 and 146,488,685 shares issued at December 31, 2017 and 2016, respectively	-	-
Additional paid-in capital	7,142	6,783
Retained earnings	1,840	884
Treasury stock, at cost; 598,049 and 429,708 shares at December 31, 2017 and 2016, respectively	(67)	(44)
Total stockholders’ equity	8,915	7,623
Total liabilities and stockholders’ equity	$13,732	$12,119

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Years Ended
	December 31,		December 31,
(in millions, except per share amounts)	2017	2016	2017	2016

Operating revenues:
Oil sales	$631	$421	$2,092	$1,350
Natural gas sales	149	104	494	285
Total operating revenues	780	525	2,586	1,635
Operating costs and expenses:
Oil and natural gas production	115	80	408	320
Production and ad valorem taxes	59	42	199	131
Exploration and abandonments	17	23	59	77
Depreciation, depletion and amortization	298	277	1,146	1,167
Accretion of discount on asset retirement obligations	2	2	8	7
Impairments of long-lived assets	-	-	-	1,525
General and administrative (including non-cash stock-based compensation of $17 and $16 for the three months ended December 31, 2017 and 2016, respectively, and $60 and $59 for the years ended December 31, 2017 and 2016, respectively)	64	66	244	226
Loss on derivatives	415	193	126	369
Gain on disposition of assets, net	(11)	(9)	(678)	(118)
Total operating costs and expenses	959	674	1,512	3,704
Income (loss) from operations	(179)	(149)	1,074	(2,069)
Other income (expense):
Interest expense	(28)	(42)	(146)	(204)
Loss on extinguishment of debt	-	(28)	(66)	(56)
Other, net	1	-	19	(9)
Total other expense	(27)	(70)	(193)	(269)
Income (loss) before income taxes	(206)	(219)	881	(2,338)
Income tax benefit	473	94	75	876
Net income (loss)	$267	$(125)	$956	$(1,462)
Earnings per share:
Basic net income (loss)	$1.80	$(0.86)	$6.44	$(10.85)
Diluted net income (loss)	$1.79	$(0.86)	$6.41	$(10.85)

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Years Ended December 31,
(in millions)	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$956	$(1,462)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	1,146	1,167
Accretion of discount on asset retirement obligations	8	7
Impairments of long-lived assets	-	1,525
Exploration and abandonments, including dry holes	27	57
Non-cash stock-based compensation expense	60	59
Deferred income taxes	(71)	(864)
Gain on disposition of assets, net	(678)	(118)
Loss on derivatives	126	369
Net settlements received from derivatives	79	625
Loss on extinguishment of debt	66	56
Other non-cash items	(1)	14
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(126)	32
Prepaid costs and other	(9)	6
Inventory	-	2
Accounts payable	14	15
Revenue payable	52	(38)
Other current liabilities	46	(68)
Net cash provided by operating activities	1,695	1,384
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and natural gas properties	(1,581)	(1,046)
Acquisitions of oil and natural gas properties	(908)	(1,351)
Additions to property, equipment and other assets	(44)	(61)
Proceeds from the disposition of assets	803	332
Deposits on dispositions of oil and natural gas properties	29	-
Direct transaction costs for disposition of assets	(18)	-
Funds held in escrow	-	(43)
Contributions to equity method investments	-	(56)
Net cash used in investing activities	(1,719)	(2,225)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	2,795	600
Payments of debt	(2,829)	(1,200)
Debt extinguishment costs	(63)	(42)
Excess tax deficiency from stock-based compensation	-	(1)
Net proceeds from issuance of common stock	-	1,327
Payments for loan costs	(25)	(7)
Purchase of treasury stock	(23)	(12)
Increase in bank overdrafts	116	-
Net cash provided by (used in) financing activities	(29)	665
Net decrease in cash and cash equivalents	(53)	(176)
Cash and cash equivalents at beginning of period	53	229
Cash and cash equivalents at end of period	$-	$53
SUPPLEMENTAL CASH FLOWS:
Cash paid for interest	$139	$232
Cash paid for income taxes	$13	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for business combinations	$291	$768

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information concerning production and operating data for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016

Production and operating data:
Net production volumes:
Oil (MBbl)	11,945	9,220	43,472	33,840
Natural gas (MMcf)	44,848	35,394	161,089	127,481
Total (MBoe)	19,420	15,119	70,320	55,087

Average daily production volumes:
Oil (Bbl)	129,837	100,217	119,101	92,459
Natural gas (Mcf)	487,478	384,717	441,340	348,309
Total (Boe)	211,083	164,337	192,658	150,511

Average prices per unit:
Oil, without derivatives (Bbl)	$52.84	$45.66	$48.13	$39.90
Oil, with derivatives (Bbl) (a)	$48.55	$50.32	$49.93	$57.90
Natural gas, without derivatives (Mcf)	$3.33	$2.93	$3.07	$2.23
Natural gas, with derivatives (Mcf) (a)	$3.39	$2.93	$3.06	$2.36
Total, without derivatives (Boe)	$40.18	$34.70	$36.78	$29.68
Total, with derivatives (Boe) (a)	$37.69	$37.55	$37.88	$41.03

Operating costs and expenses per Boe: (b)
Oil and natural gas production	$5.92	$5.31	$5.80	$5.81
Production and ad valorem taxes	$3.02	$2.80	$2.82	$2.38
Depreciation, depletion and amortization	$15.33	$18.32	$16.29	$21.19
General and administrative	$3.19	$4.30	$3.46	$4.09

(a)	Includes the effect of net cash receipts from (payments on) derivatives:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in millions)	2017	2016	2017	2016

Net cash receipts from (payments on) derivatives:
Oil derivatives	$(50)	$43	$79	$609
Natural gas derivatives	3	-	-	16
Total	$(47)	$43	$79	$625

The presentation of average prices with derivatives is a result of including the net cash receipts from (payments on) commodity derivatives that are presented in our statements of cash flows. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

(b)	Per Boe amounts calculated using dollars and volumes rounded to thousands.

Concho Resources Inc.
Estimated Year-End Proved Reserves
Unaudited

The table below provides a summary of changes in total proved reserves for the year ended December 31, 2017, as well as proved developed reserves at the beginning and end of the year.

(MMBoe)	2017

Total proved reserves
Balance, January 1	720
Purchases of minerals-in-place	34
Sales of minerals-in-place	(4)
Extensions and discoveries	174
Revisions:
Other non-price related revisions	(43)
Price-related revisions	29
Production	(70)
Balance, December 31	840

Proved developed reserves
Balance, January 1	466
Balance, December 31	588

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for oil and natural gas producing activities for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in millions)	2017	2016	2017	2016

Property acquisition costs:
Proved	$2	$725	$303	$982
Unproved	40	982	905	1,154
Exploration	296	189	1,021	701
Development	175	162	653	449
Total costs incurred for oil and natural gas properties	$513	$2,058	$2,882	$3,286

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at February 20, 2018, for the periods indicated:

		2018
		First	Second	Third	Fourth
		Quarter	Quarter	Quarter	Quarter	Total	2019	2020

Oil Price Swaps: (a)
	Volume (Bbl)	11,038,629	10,178,170	8,944,318	8,106,007	38,267,124	27,306,500	4,026,000
	Price (Bbl)	$53.01	$53.30	$52.98	$52.53	$52.98	$52.95	$54.80

Oil Basis Swaps: (b)
	Volume (Bbl)	10,674,000	9,492,000	8,465,000	7,757,000	36,388,000	26,064,500	8,784,000
	Price (Bbl)	$(0.75)	$(0.81)	$(0.85)	$(0.89)	$(0.82)	$(0.97)	$(0.09)

Natural Gas Price Swaps: (c)
	Volume (MMBtu)	17,833,000	16,979,000	15,740,000	14,778,000	65,330,000	17,840,992	-
	Price (MMBtu)	$3.05	$3.04	$3.04	$3.03	$3.04	$2.86	$-

(a)	The index prices for the oil price swaps are based on the New York Mercantile Exchange (“NYMEX”) – West Texas Intermediate (“WTI”) monthly average futures price.

(b)	The basis differential price is between Midland – WTI and Cushing – WTI.
(c)	The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The Company reports its financial results in accordance with the United States generally accepted accounting principles (GAAP). However, the Company believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of its peers and of prior periods. In addition, the Company believes these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Earnings per Share

The Company’s presentation of adjusted net income and adjusted earnings per share that exclude the effect of certain items are non-GAAP financial measures. Adjusted net income and adjusted earnings per share represent earnings and diluted earnings per share determined under GAAP without regard to certain non-cash and unusual items. The Company believes these measures provide useful information to analysts and investors for analysis of its operating results on a recurring, comparable basis from period to period. Adjusted net income and adjusted earnings per share should not be considered in isolation or as a substitute for earnings or diluted earnings per share as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation from the GAAP measure of net income (loss) to adjusted net income (non-GAAP), both in total and on a per diluted share basis, for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in millions, except per share amounts)	2017	2016	2017	2016

Net income (loss) - as reported	$267	$(125)	$956	$(1,462)

Adjustments for certain non-cash and unusual items:
Loss on derivatives	415	193	126	369
Net cash receipts from (payments on) derivatives	(47)	43	79	625
Impairments of long-lived assets	-	-	-	1,525
Leasehold abandonments	3	20	27	60
Loss on extinguishment of debt	-	28	66	56
Gain on disposition of assets and other	(9)	(9)	(678)	(117)
Tax impact	(133)	(101)	139	(924)
Excess tax benefit	-	-	(6)	-
Changes in deferred taxes for enacted tax law changes and other estimates	(398)	(21)	(398)	(21)
Adjusted net income	$98	$28	$311	$111

Net income (loss) per diluted share - as reported	$1.79	$(0.86)	$6.41	$(10.85)

Adjustments for certain non-cash and unusual items per diluted share:
Loss on derivatives	2.77	1.33	0.85	2.73
Net cash receipts from (payments on) derivatives	(0.32)	0.30	0.52	4.63
Impairments of long-lived assets	-	-	-	11.30
Leasehold abandonments	0.02	0.14	0.18	0.44
Loss on extinguishment of debt	-	0.20	0.44	0.42
Gain on disposition of assets and other	(0.06)	(0.06)	(4.54)	(0.86)
Tax impact	(0.89)	(0.70)	0.93	(6.85)
Excess tax benefit	-	-	(0.04)	-
Changes in deferred taxes for enacted tax law changes and other estimates	(2.65)	(0.15)	(2.66)	(0.15)
Adjusted net income per diluted share	$0.66	$0.20	$2.09	$0.81

Adjusted earnings per share:
Basic net income	$0.67	$0.20	$2.10	$0.81
Diluted net income	$0.66	$0.20	$2.09	$0.81

Reconciliation of Net Income (Loss) to EBITDAX

EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income (loss) because of its wide acceptance by the investment community as a financial indicator.

The Company defines EBITDAX as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion of discount on asset retirement obligations expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) loss on derivatives, (7) net cash receipts from (payments on) derivatives, (8) gain on disposition of assets, net, (9) interest expense, (10) loss on extinguishment of debt and (11) federal and state income tax benefit. EBITDAX is not a measure of net income (loss) or cash flows as determined by GAAP.

The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of the GAAP measure of net income (loss) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in millions)	2017	2016	2017	2016

Net income (loss)	$267	$(125)	$956	$(1,462)
Exploration and abandonments	17	23	59	77
Depreciation, depletion and amortization	298	277	1,146	1,167
Accretion of discount on asset retirement obligations	2	2	8	7
Impairments of long-lived assets	-	-	-	1,525
Non-cash stock-based compensation	17	16	60	59
Loss on derivatives	415	193	126	369
Net cash receipts from (payments on) derivatives	(47)	43	79	625
Gain on disposition of assets, net	(11)	(9)	(678)	(118)
Interest expense	28	42	146	204
Loss on extinguishment of debt	-	28	66	56
Income tax benefit	(473)	(94)	(75)	(876)
EBITDAX	$513	$396	$1,893	$1,633

Concho Resources Inc.
Supplemental Measures
Unaudited

Reserves Replacement Ratio

The Company uses the reserves replacement ratio as an indicator of the Company’s ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. The reserves replacement ratio is a statistical indicator that is limited because it typically varies widely based on the extent and timing of discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not embed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation. The reserve replacement ratio of approximately 275% was calculated by dividing net proved reserve additions of 194 MMBoe (the sum of purchases, extensions and discoveries and total revisions) by production of 70 MMBoe.

Proved Developed Finding and Development (“F&D”) Cost

Proved developed F&D cost is an indicator used to assist in an evaluation of how much it costs the Company, on a per Boe basis, to add proved reserves. The Company’s proved developed F&D cost of $8.68 is calculated by dividing the sum of exploration and development costs incurred of $1.7 billion by the change in proved developed reserves year-over-year, excluding current year production, of 192 MMBoe. This calculation does not include the future development costs required for the development of proved undeveloped reserves.

Concho Resources Inc.
2018 Guidance

For 2018, the Company is providing “gathering, processing and transportation” expense guidance. This line item includes gathering, processing and transportation expense on assets that have specific marketing arrangements with fees prior to the transfer of control of the crude oil and natural gas that we produce. Gathering, processing and transportation expense is the result of the Company’s adoption and application of the new revenue recognition standard ASU No. 2014-09, “Revenue from Contracts with Customers” (Topic 606). The majority of the Company’s gathering, processing and transportation expense continues to be recorded within the Company’s realized crude oil and natural gas price realizations.

For the first quarter of 2018, Concho expects production to average between 215 MBoepd and 219 MBoepd.

The following table summarizes the Company’s operational and financial guidance for 2018.

2018
Production
Total production growth	16% - 20%
Crude oil production growth	20%

Price realizations, excluding commodity derivatives
Crude oil differential to NYMEX ($/Bbl)	($2.00) - ($2.50)
Natural gas (per Mcf) (% of NYMEX)	90% - 100%

Operating costs and expenses
Lease operating expense and workover costs ($/Boe)	$6.00 - $6.50
Gathering, processing and transportation	$0.50 - $0.60
Oil & natural gas taxes (% of oil and natural gas revenues)	7.75%
General and administrative (“G&A”) expense ($/Boe):
Cash G&A expense	$2.50 - $2.80
Non-cash stock-based compensation	$0.80 - $1.00
Depletion, depreciation and amortization expense ($/Boe)	$15.00 - $16.00
Exploration and other ($/Boe)	$0.25 - $0.75
Interest expense ($ in millions):
Cash	$110 - $120
Non-cash	$6
Income tax rate	25%

Capital program ($ in billions)	$1.9 - $2.1

CONTACT:
Concho Resources Inc.
Megan P. Hays, 432-685-2533
Vice President of Investor Relations and Public Affairs
or
Mary T. Starnes, 432-221-0477
Investor Relations Manager